July 2, 2026

BlackRock 2037 Municipal Target Term Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock 2037 Municipal Target Term Trust, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Trust”), in connection with the offering and sale from time to time by the Trust of up to an aggregate of 2,000,000 common shares (the “Shares”) of the Trust’s beneficial interest, par value $0.001 per share, pursuant to its Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2026 (File No. 333-294651, together with all amendments and supplements thereto through the date hereof and the base prospectus forming a part thereof, the “Registration Statement”).

In our capacity as special Maryland counsel to the Trust and for the purposes of the opinions expressed herein, we have examined originals or copies of the following documents:

(i)

the Registration Statement, except that we have not examined the exhibits thereto or documents incorporated by reference therein or otherwise deemed to be part thereof or included therein unless specifically identified herein;

(ii)

the prospectus supplement related to the Shares in the form to be filed with the SEC on the date hereof in connection with the offering described herein (the “Prospectus Supplement” and together with the base prospectus referenced above, the “Prospectus”), except that we have not examined the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein unless specifically identified herein;

(iii)	an executed copy of the Distribution Agreement, dated as of the date hereof, between the Trust and BlackRock Investments, LLC (the “Distribution Agreement”);

(iv)

an executed copy of the Sub-Placement Agent Agreement, dated as of the date hereof, between BlackRock Investments, LLC and UBS Securities LLC (together with the Distribution Agreement, the “Agreements”);

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(v)	the Certificate of Trust of the Trust as currently in effect (the “Trust Certificate”);

(vi)	the Amended and Restated Agreement and Declaration of Trust of the Trust as currently in effect (the “Declaration of Trust”);

(vii)	the Amended and Restated Bylaws of the Trust as currently in effect (together with the Trust Certificate and the Declaration of Trust, the “Governing Documents”);

(viii)

a certificate of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), dated June 29, 2026 (the “SDAT Certificate”), to the effect that the Trust is a statutory trust duly formed and existing under and by virtue of the laws of the State of Maryland and is duly authorized to exercise all the powers recited in the Certificate of Trust and to transact business in the State of Maryland;

(ix)

a certificate of the Secretary of the Trust, dated July 2, 2026 (the “Secretary’s Certificate”), certifying, among other things, the records of proceedings and actions of the Trust’s board of trustees (the “Board”) relating to the transactions contemplated by the Agreements (the “Resolutions”) and the Governing Documents; and

(x)

a certificate of the President of the Trust, dated July 2, 2026 (together with the Secretary’s Certificate, the “Officers’ Certificates”), certifying, among other things, as to the Trust’s compliance with the terms of the Distribution Agreement.

For the purposes of the opinions expressed herein, we have also reviewed and relied, as to factual matters (other than facts constituting a legal conclusion), on the certificates of public officials and the Officers’ Certificates, and have relied on and assumed the accuracy of the representations and warranties of the Trust, including those contained in the Distribution Agreement, and have made no independent investigation or verification of the matters set forth therein.

In giving the opinions set forth herein, we have assumed (i) that all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies conform to the originals of those documents, and all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document; (ii) that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to our opinions from the form and content of such documents as executed and delivered; (iii) the due authorization, execution, and delivery by all parties thereto (other than the authorization

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by the Trust to the extent expressed in opinion paragraph 3 below) of all documents examined by us; (iv) the power and authority of each party to those documents examined by us to enter into such documents and perform the obligations of such party thereunder and each such party (other than the Trust) has performed all of the obligations required to be performed by it under such documents; (v) that each natural person who executed any of the documents that were reviewed by us was legally competent to do so; (vi) with respect to all parties to agreements or instruments relevant hereto, the legality, validity, binding effect, and enforceability as to each person of each document heretofore executed and delivered or hereafter to be executed and delivered, and of each other act heretofore done or hereafter to be done by such person; (vii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof, and has not been amended, supplemented or otherwise modified, except as herein referenced; and (viii) that all public records reviewed by us or on our behalf and any certificates obtained from public officials are accurate and complete.

We also note that each of the Agreements provides that it is to be governed by and construed in accordance with the laws of a state other than the State of Maryland and, for purposes of our opinions, we have assumed that each of the Agreements will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Maryland law and we express no opinion with respect to any legal standards or concepts under any laws other than those of the State of Maryland.

Based on the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	The Trust is a statutory trust duly formed and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The issuance and sale of the Shares by the Trust is not subject to preemptive or other similar rights arising under the Governing Documents or the Maryland Statutory Trust Act.

3.

The Shares have been duly authorized by the Trust for issuance and sale pursuant to the Distribution Agreement, and, when the Shares are issued and delivered by the Trust in accordance with the terms of the Registration Statement and the Agreements against payment of the consideration set forth therein, the Shares will be validly issued, fully paid, and non-assessable (except to the extent that under Section 3.8 of Article III of the Declaration of Trust, the Board has the power to cause each Shareholder (as defined in the Declaration of Trust) to pay directly, in advance or arrears, for charges of distribution, of the custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Board, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by

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reducing the number of shares in the account of such Shareholder by that number of full and/or fractional shares that represents the outstanding amount of such charges due from such Shareholder).

To the extent our opinions set forth herein address, or depend on, the Trust’s legal existence or good standing in the State of Maryland, they are based in that regard solely on the SDAT Certificate, a review of the Trust Certificate, and the confirmation in the Secretary’s Certificate that the Trust has taken no voluntary action for its dissolution.

With respect to our opinion set forth in numbered paragraph 2 above as to the absence of any preemptive or similar rights, we point out that our opinion is only as to preemptive rights or other rights to subscribe to or purchase shares of the Trust’s beneficial interest that would be created pursuant to the Maryland Statutory Trust Act or under the Governing Documents. We do not express any opinion as to preemptive or similar rights of holders of the Trust’s beneficial interest or any other party that may exist under the terms of any contractual arrangement to which the Trust may be a party.

With respect to our opinion set forth in numbered paragraph 3 above as to the valid issuance of the Shares, we are assuming that with respect to any issuance of Shares, after giving effect to such issuance, the total number of common shares of beneficial interest of the Trust issued and outstanding will not exceed the total number of common shares of beneficial interest that the Trust is then authorized to issue under the Governing Documents. We have also assumed that, upon the issuance of any Shares, (i) the Trust continues to validly exist in good standing under the laws of the State of Maryland and (ii) the proceeds to the Trust from the sale of the Shares will be applied by the Trust in the manner and for the purposes specified in the Prospectus.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. We express no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or other local authority of the State of Maryland. We assume that the Trust is not carrying on any business and does not have any assets, activities, employees or presence in the State of Maryland other than maintaining a resident agent and filing documents with the SDAT.

The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. This letter and the opinions set forth herein are being furnished by us to you solely for your benefit in connection with the transactions contemplated by the Distribution Agreement and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent. We hereby consent to the use of our name and the discussion of this opinion under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the

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Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Emily Higgs
Principal